Exhibit 99.2

Electromed, Inc.

FY 2015 Q1 Letter to Shareholders

Making life’s important moments possible – one breath at a time.

To our shareholders

It is again my pleasure to be writing to you to review our first quarter 2015 financial results, provide an update on our progress against our strategic plan and discuss industry trends and our outlook. We continued to make solid progress in terms of our operational results with fiscal 2015 first quarter revenue growth of 40% and net income of $378,000, or five cents per share. This is the second consecutive quarter of profitability for the Company and is indicative of the significant progress we have made in putting the Company on solid financial footing.

The fundamentals of the first quarter were encouraging. The strong revenue growth resulted from continued improvements in the Company’s reimbursement operations including new third-party payer contracts and process improvements, which lead to faster approval cycle times, a higher average selling price and a greater referral to approval percentage. While approval percentages will continue to fluctuate from quarter to quarter, we believe we have built a strong team within the Company who have, and will continue to, increase our long-term average approval percentage. Our team understands how to work with both the payers and the prescribers of our products to obtain reimbursement for patients who can genuinely benefit from our offerings.

In addition to strong results from our reimbursement team, we continued to improve our sales team productivity and lead generation through training and a keener focus on successfully placing our products with the patients that can benefit the most from our product. These improvements, along with our SmartVest SQL ® offering, provide the tools needed for home care referral growth and improving our referral to approval percentage.

Although the vast majority of our revenue is from home care sales, we have identified opportunities in the institutional segment and are expanding our geographic footprint there. The opportunity is two-fold: first, a sale of our device and recurring disposable garment sales directly to the institution and, second, a home care referral for patients upon their discharge. This opportunity supports institutions in one of the major objectives created by the health care reform effort in the United States by providing outcomes that reduce readmissions.

The strong revenue growth we reported in the first quarter enabled us to deliver improved gross margins in both dollar and percentage terms. The positive earnings and strong cash flow enabled our ongoing investment in key sales and marketing initiatives to drive sales growth. Gross margin rose slightly to 69.1% in the first quarter of fiscal 2015, up from 68.9% in the first quarter of fiscal 2014. In terms of cash flow, we reported cash flow from operations of nearly $1.0 million in the first quarter and ended the quarter with $2.3 million in cash on hand.

We have now been shipping our SmartVest SQL® for three quarters and are pleased by the market’s acceptance. We believe the SQL provides opportunities for market share growth as this innovative airway clearance system is significantly smaller, quieter and lighter than previous versions and has new programmability with a simple-to-use interface. In addition, it features Soft Start® and a programmable ramp feature.

The SQL is a more expensive product to manufacture as mentioned in previous shareholder letters, and we are focusing significant efforts on bringing component and assembly costs down in line with previous products. These cost reductions will enhance our gross margins and improve profitability over time. For now, we continue to sell both SQL and the predecessor product, the SV2100, and expect to gradually move to a higher percentage of SQL sales by fiscal year end.

Overall, the market for high frequency chest wall oscillation (HFCWO) therapy remains competitive and we believe the fundamental drivers of growth in the health care industry are encouraging. These include an aging population and millions of people in the United States with chronic lung diseases such as bronchiectasis, cystic fibrosis, chronic obstructive pulmonary disease (COPD) and neuromuscular conditions. With the enhanced focus on outcomes, physicians are looking for effective therapies and we believe HFCWO has proven its worth as a treatment option.

As fiscal 2015 progresses, we will be taking steps to further enhance the effectiveness of our sales team through training and improved territory management disciplines. We believe there are opportunities available to secure new business and we will do what is necessary to capture those opportunities. In addition, we will continue to market our products to institutional customers, increasing the likelihood that a patient using HFCWO therapy in a hospital will continue using our products after discharge.

I am encouraged by the position we are in today. We have a solid product line, the market fundamentals are encouraging and we have seen that our strategy and solid execution has resulted in significant progress. We have taken the important steps to place the Company on a path of sustainable revenue growth and profitability. We know that amidst a complex and evolving healthcare environment we will be faced with challenges requiring us to evolve our strategies while keeping a keen focus on execution. I am proud of the Electromed team and they deserve tremendous credit for their hard work, dedication and “patient first” approach to everything they do.

As fiscal 2015 progresses, we will look to build on our market position, drive sales productivity and execution, and further improve our reimbursement processes, procedures and service level while leveraging the momentum we’ve built to grow revenue and earnings.

Thank you, shareholders, for your continued support.

Sincerely,

Kathleen Skarvan

Chief Executive Officer

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s plans and expectations regarding the effectiveness of its sales team and the sales team’s productivity, referral and approval trends, sales growth and sustained profitability, market share growth, financial and operational performance, cost reductions, the impact of regulatory changes, and the Company’s strategic goals and focus for future periods, including our focus on institutional sales, increasing sales of SQL compared to the Company’s predecessor product, and enhancing our service and reimbursement support. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, our ability to effectively control costs, and our ability to obtain credit as needed, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.